BancWest Corporation and Subsidiaries
PART IV (continued)

Exhibit 21. Subsidiaries of the Registrant

State or Other
Jurisdiction of
Name	Incorporation
Bank of the West	California
Trinity Capital Corporation	California
Trinity Capital Corporation SPC I	Delaware
First National Bancorporation	California
Essex Credit Corporation	Connecticut
First Santa Clara Corporation	California
First Bancorp	California
BW Leasing, Inc.	California
BancWest Investment Services, Inc.	Delaware
Voyager HR Group, The	California
CFB Capital III	Delaware
CFB Capital IV	Delaware
HBC Aviation, LLC	North Dakota
Community First Home Mortgage, Inc.	North Dakota
BW Mortgage, LLC	Delaware
CFB Community Development Corporation	North Dakota
1897 Services Corporation	California
Equity Lending, Incorporated	North Dakota
Community First Holdings, Inc.	Nevada
BW Insurance Agency, Inc.	North Dakota
Community First Insurance Inc. Wyoming	Wyoming

First Hawaiian Bank	Hawaii
Real Estate Delivery, Inc.	Hawaii
Pacific One Dealer Center, Inc.	Hawaii
The Bankers Club, Inc.	Hawaii
Center Club, Inc.	Hawaii
First Hawaiian Leasing, Inc.	Hawaii
First Hawaiian Insurance, Inc.	Hawaii
Bishop Street Capital Management Corporation	Hawaii
CIC/HCM Asset Management, Inc.	California
KIC Technology 1, Inc.	Hawaii
KIC Technology 2, Inc.	Hawaii
KIC Technology 3, Inc.	Hawaii
FHL Lease Holding Company, Inc.	Hawaii
FHL SPC One, Inc.	Hawaii
BancWest Capital I	Delaware
First Hawaiian Capital I	Delaware

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